Exhibit 99.1
News Release	Devon Energy Corporation 20 North Broadway Oklahoma City, OK 73102-8260

Investor Contact	Shea Snyder	405 552 4782

Media Contact	Chip Minty	405 228 8647

DEVON ENERGY EARNS $393 MILLION IN FIRST-QUARTER 2012; OIL PRODUCTION INCREASES 26 PERCENT

OKLAHOMA CITY—May 2, 2012—Devon Energy Corporation (NYSE:DVN) today reported net earnings of $393 million for the quarter ended March 31, 2012, or $0.97 per common share ($0.97 per diluted share). This compares with first-quarter 2011 net earnings of $416 million, or $0.97 per common share ($0.97 per diluted share).

Devon’s first-quarter 2012 financial results were impacted by certain items securities analysts typically exclude from their published estimates. Adjusting for these items, the company earned $427 million or $1.05 per diluted share in the first quarter of 2012. The adjusting items are discussed in more detail later in this news release.

Devon’s first-quarter 2012 earnings were significantly affected by unusually wide Canadian oil price differentials. Following the end of the quarter, Canadian oil differentials have begun to normalize.

Strong Oil Growth Drives Record Production

Total production of oil, natural gas and natural gas liquids averaged 694,000 oil-equivalent barrels (Boe) per day in the first quarter of 2012. This is the highest daily production rate in history from the company’s North American onshore properties and represents a 10 percent increase compared to the year-ago quarter. Record production from the company’s cornerstone development properties, including the Permian Basin, Jackfish, Cana-Woodford and Barnett Shale, drove the strong first quarter performance.

Devon’s first quarter liquids production increased for the sixth consecutive quarter to 256,000 Boe per day. This growth was led by a 26 percent year-over-year increase in oil production.

Sales of oil, natural gas and natural gas liquids, before the impact of hedges, increased 3 percent to $1.9 billion in the first quarter of 2012. Cash settlements related to oil and natural gas hedges increased revenues by $158 million or $2.50 per Boe in the first-quarter 2012.

Marketing and midstream operating profit was $112 million in the first quarter of 2012. This was a 7 percent decrease compared with the first-quarter 2011. The decrease was attributable to lower natural gas and natural gas liquids prices.

Permian Basin Activity and Production Growth Lead Operating Highlights

•	Devon continued to aggressively ramp-up activity in the Permian Basin in the first quarter. Since year-end the company has added five operated rigs and now has 21 rigs running in the basin.

•

Permian Basin oil production increased 32 percent over the first-quarter 2011. Liquids production accounted for 76 percent of the 56,000 Boe per day produced in the Permian Basin during the first quarter.

•

Additionally, Devon recently enhanced its leasehold position in the Permian Basin by assembling a 500,000 net acre position in the Cline Shale light-oil play. The company is currently drilling its first horizontal well in the Cline and expects to drill 15 wells in 2012.

•	Also in the Permian, Devon completed 16 operated Bone Spring wells in the first quarter. Initial daily production averaged 580 Boe per day per well.

•

Net production from Devon’s Jackfish 1 and Jackfish 2 oil sands projects in Canada averaged a record 46,000 barrels per day in the first quarter, representing a 55 percent increase over the year-ago quarter. The company’s Jackfish 2 production is now at 21,000 barrels per day and will continue to ramp-up throughout 2012.

•

Construction of Devon’s third Jackfish oil sands project is now approximately 30 percent complete. Jackfish 3 is expected to produce 35,000 barrels per day before royalties for more than 20 years. Plant startup is targeted for late 2014.

•

The company’s Cana-Woodford Shale production averaged a record 271 million cubic feet of natural gas equivalent per day in the first quarter of 2012. Liquids production averaged 13,000 barrels per day, an 80 percent year-over-year increase.

•

Net liquids production from the Barnett Shale increased more than 20 percent compared to the year-ago quarter to 52,500 barrels per day, accounting for 23 percent of total Barnett production. In aggregate, net production reached a record 1.37 billion cubic feet of natural gas equivalent per day in the first quarter.

•

Devon brought seven operated Granite Wash wells online in the first quarter. Initial production from these wells averaged 1,650 Boe per day. The company has an average working interest of 73 percent in these wells.

•

In the first quarter, the company continued to capture acreage in new oil-focused opportunities. Devon has now contracted for or leased 250,000 net acres in an undisclosed position. The company is targeting 500,000 net acres in this play.

Cost Containment Efforts Partially Offset Rising Costs

First-quarter 2012 expenses increased compared to the year-ago quarter due to rising oilfield service and supply costs. Compared to the first quarter of 2011, the company’s total pre-tax cash costs increased 5 percent to $13.80 per Boe. The company’s successful cost management efforts and efficient operations partially offset the full impact of industry inflation and a shift towards oil projects. In general, oil projects are more expensive to develop and have higher operating costs than gas production.

Lease operating expenses (LOE) were $514 million in the first quarter. On a unit of production basis, LOE increased 9 percent compared with the first-quarter 2011 and was 2 percent higher than the fourth-quarter 2011. The increase in LOE reflects rising industry costs coupled with increased activity levels in oil-focused basins.

Taxes other than income decreased 6 percent to $102 million in the first quarter of 2012. The year-over-year decrease was driven by lower ad valorem and production taxes.

Interest expense for the first quarter totaled $87 million, a $6 million increase over the first quarter of 2011. Higher average debt balances drove the increase.

First-quarter general and administrative expenses were $168 million, or $2.67 per Boe. This compares with $2.29 per Boe in the first quarter of 2011. Higher personnel costs were the largest contributor to the increase. Devon has increased the size of its workforce to support its expanding exploration and development activity.

Compared with the first-quarter 2011, depreciation, depletion and amortization expense (DD&A) increased 21 percent to $10.78 per Boe. Inflation in industry costs and increased investment in oil-focused projects drove DD&A expense higher.

Balance Sheet and Liquidity Remain Strong

In the first quarter of 2012, Devon generated cash flow before balance sheet changes of $1.4 billion. On a per share basis, this represents a 3 percent increase in cash flow compared to the first-quarter 2011. At March 31, 2012, the company’s cash and short-term investments totaled $7.1 billion, and its net debt to adjusted capitalization was 15 percent.

Devon Adds Oil and Gas Hedges in 2012 and 2013

The strong oil price environment has provided Devon the opportunity to add attractive oil hedges for 2013. The company has entered into various swap and collar contracts to hedge 72,000 barrels per day of oil production. Of this total, 31,000 barrels per day are swapped at a weighted average price of $104 per barrel. The remaining 41,000 barrels per day utilize costless collars with a weighted average ceiling of $117 per barrel and a floor of $91 per barrel. For the remainder of 2012, the company has 109,000 barrels per day of oil production hedged, or roughly 70 percent of forecasted oil production, at a weighted average floor price of $95 per barrel.

The company has also recently bolstered its natural gas hedging position. For the remaining three quarters of 2012, Devon has approximately 1 billion cubic feet per day protected at a weighted average floor price of $4.42 per thousand cubic feet. This represents about 40 percent of Devon’s 2012 forecasted gas production.

Non-GAAP Reconciliations

Pursuant to regulatory disclosure requirements, Devon is required to reconcile non-GAAP financial measures to the related GAAP information (GAAP refers to generally accepted accounting principles). Cash flow before balance sheet changes, net debt and adjusted capitalization are non-GAAP financial measures referenced within this release. Reconciliations of these non-GAAP measures are provided on page 11.

Items Excluded from Published Earnings Estimates

Devon's reported net earnings include items of income and expense that are typically excluded by securities analysts in their published estimates of the company's financial results. The following tables summarize the first-quarter 2012 effects of these items on earnings and cash flow.

	Quarter Ended March 31, 2012
	Before-Tax	After-Tax
Net earnings (GAAP)		$393
Adjustments on asset sales—discontinued operations	16	21
Oil and gas derivatives	13	8
Interest rate and other financial instruments	6	5

Adjusted earnings (Non-GAAP)		$427

Diluted share count		405

Adjusted diluted earnings per share (Non-GAAP)		$1.05

Cash flow before balance sheet changes (Non-GAAP)		$1,356
Adjustments on asset sales—discontinued operations		(7)

Adjusted cash flow before balance sheet changes (Non-GAAP)		$1,349

Conference Call to be Webcast Today

Devon will discuss its first-quarter 2012 financial and operating results in a conference call webcast today. The webcast will begin at 10 a.m. Central Time (11 a.m. Eastern Time). The webcast may be accessed from Devon’s internet home page at www.devonenergy.com.

This press release includes "forward-looking statements" as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by Devon on its website or otherwise. Devon does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC's definitions for such terms, and price and cost sensitivities for such reserves, and prohibits disclosure of resources that do not constitute such reserves. This release may contain certain terms, such as resource potential and exploration target size. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. The SEC guidelines strictly prohibit us from including these estimates in filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K for the fiscal year ended December 31, 2011, available from us at Devon Energy Corporation, Attn. Investor Relations, 333 West Sheridan, Oklahoma City, OK 73102. You can also obtain this form from the SEC by calling 1-800-SEC-0330 or from the SEC’s website at www.sec.gov.

Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration and production. Devon is a leading U.S.-based independent oil and gas producer and is included in the S&P 500 Index. For more information about Devon, please visit our website at www.devonenergy.com.

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

PRODUCTION (net of royalties)

	Quarter Ended
	March 31,
Excludes discontinued operations	2012	2011
Total Period Production
Natural Gas (Bcf)
United States	188.5	176.8
Canada	50.7	51.2

Total Natural Gas	239.2	228.0

Oil (MMBbls)
United States	5.0	3.6
Canada	7.9	6.5

Total Oil	12.9	10.1

Natural Gas Liquids (MMBbls)
United States	9.3	7.6
Canada	1.0	0.9

Total Natural Gas Liquids	10.3	8.5

Oil Equivalent (MMBoe)
United States	45.7	40.7
Canada	17.4	15.9

Total Oil Equivalent	63.1	56.6

Average Daily Production
Natural Gas (MMcf)
U.S.	2,071.8	1,964.1
Canada	556.4	568.9

Total Natural Gas	2,628.2	2,533.0

Oil (MBbls)
United States	54.7	40.7
Canada	87.3	71.9

Total Oil	142.0	112.6

Natural Gas Liquids (MBbls)
United States	102.1	84.1
Canada	11.4	9.9

Total Natural Gas Liquids	113.5	94.0

Oil Equivalent (MBoe)
United States	502.2	452.2
Canada	191.4	176.6

Total Oil Equivalent	693.6	628.8

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

BENCHMARK PRICES

	Quarter Ended
	March 31,
(average prices)	2012	2011
Natural Gas ($/Mcf)—Henry Hub	$2.72	$4.11
Oil ($/Bbl)—West Texas Intermediate (Cushing)	$102.87	$94.11

	Oil	Gas	NGLs	Total
Quarter Ended March 31, 2012	(Per Bbl)	(Per Mcf)	(Per Bbl)	(Per Boe)
United States	$99.35	$2.28	$33.37	$27.03
Canada	$62.29	$2.54	$54.18	$39.00

Realized price without hedges	$76.58	$2.34	$35.46	$30.33
Cash settlements	$(0.44)	$0.68	$0.03	$2.50

Realized price, including cash settlements	$76.14	$3.02	$35.49	$32.83

	Oil	Gas	NGLs	Total
Quarter Ended March 31, 2011	(Per Bbl)	(Per Mcf)	(Per Bbl)	(Per Boe)
United States	$88.73	$3.50	$35.41	$29.77
Canada	$60.86	$4.03	$54.18	$40.78

Realized price without hedges	$70.95	$3.62	$37.39	$32.86
Cash settlements	$(0.48)	$0.39	$0.06	$1.52

Realized price, including cash settlements	$70.47	$4.01	$37.45	$34.38

CAPITAL EXPENDITURES (in millions) Quarter Ended March 31, 2012	United States	Canada	Total
Capital Expenditures
Exploration	$210	145	$355
Development	939	318	1,257

Exploration and development capital	$1,149	463	$1,612
Capitalized G&A			90
Capitalized interest			10
Midstream capital			111
Other capital			124

Total Continuing Operations			$1,947

Discontinued operations			12

Total Operations			$1,959

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended
	March 31,
(in millions, except per share amounts)	2012	2011
Revenues
Oil, gas, and NGL sales	$1,915	$1,860
Oil, gas, and NGL derivatives	145	(168)
Marketing and midstream revenues	437	455

Total revenues	2,497	2,147

Expenses and other, net
Lease operating expenses	514	424
Marketing and midstream operating costs and expenses	325	333
Depreciation, depletion and amortization	680	506
General and administrative expenses	168	130
Taxes other than income taxes	102	108
Interest expense	87	81
Restructuring costs	—	(5)
Other, net	10	(10)

Total expenses and other, net	1,886	1,567

Earnings from continuing operations before income taxes	611	580
Current income tax expense (benefit)	18	(89)
Deferred income tax expense	179	280

Earnings from continuing operations	414	389

Earnings (loss) from discontinued operations, net of income tax expense	(21)	27

Net earnings	$393	$416

Basic net earnings per share
Basic earnings from continuing operations per share	$1.03	$0.91
Basic earnings (loss) from discontinued operations per share	(0.06)	0.06

Basic net earnings per share	$0.97	$0.97

Diluted net earnings per share
Diluted earnings from continuing operations per share	$1.03	$0.91
Diluted earnings (loss) from discontinued operations per share	(0.06)	0.06

Diluted net earnings per share	$0.97	$0.97

Weighted average common shares outstanding
Basic	404	428
Diluted	405	430

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Quarter Ended March 31,
(in millions)	2012	2011
Cash Flows From Operating Activities
Net earnings	$393	$416
Earnings from discontinued operations, net of tax	21	(27)
Adjustments to reconcile earnings from continuing operations to net cash provided by operating activities:
Depreciation, depletion and amortization	680	506
Deferred income tax expense	179	280
Unrealized change in fair value of financial instruments	22	253
Other noncash charges	54	36

Net cash from operating activities before balance sheet changes	1,349	1,464
Net increase in working capital	(321)	(171)
Increase in long—term other assets	(12)	(4)
Decrease in long—term other liabilities	(16)	(23)

Cash from operating activities—continuing operations	1,000	1,266
Cash from operating activities—discontinued operations	26	(6)

Net cash from operating activities	1,026	1,260

Cash Flows From Investing Activities
Capital expenditures	(2,088)	(1,827)
Purchases of short—term investments	(827)	(1,636)
Redemptions of short—term investments	1,048	145
Other	(1)	(4)

Cash from investing activities—continuing operations	(1,868)	(3,322)
Cash from investing activities—discontinued operations	58	(52)

Net cash from investing activities	(1,810)	(3,374)

Cash Flows From Financing Activities
Net commercial paper borrowings	357	1,197
Credit facility borrowings	750	—
Proceeds from stock option exercises	20	88
Repurchases of common stock	—	(706)
Dividends paid on common stock	(80)	(68)
Excess tax benefits related to share-based compensation	1	9

Net cash from financing activities	1,048	520

Effect of exchange rate changes on cash	9	20

Net increase (decrease) in cash and cash equivalents	273	(1,574)
Cash and cash equivalents at beginning of period	5,555	3,290

Cash and cash equivalents at end of period	$5,828	$1,716

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(in millions)	2012	2011
Assets
Current assets:
Cash and cash equivalents	$5,828	$5,555
Short-term investments	1,282	1,503
Accounts receivable	1,107	1,379
Other current assets	861	868

Total current assets	9,078	9,305

Property and equipment, at cost:
Oil and gas, based on full cost accounting:
Subject to amortization	64,272	61,696
Not subject to amortization	3,896	3,982

Total oil and gas	68,168	65,678
Other	5,341	5,098

Total property and equipment, at cost	73,509	70,776
Less accumulated depreciation, depletion and amortization	(46,948)	(46,002)

Property and equipment, net	26,561	24,774

Goodwill	6,067	6,013
Other long-term assets	899	1,025

Total Assets	$42,605	$41,117

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,079	$1,471
Revenues and royalties payable	513	678
Short-term debt	4,120	3,811
Other current liabilities	550	778

Total current liabilities	6,262	6,738

Long-term debt	6,719	5,969
Asset retirement obligations	1,944	1,496
Other long-term liabilities	752	721
Deferred income taxes	4,972	4,763

Stockholders’ equity:
Common stock	40	40
Additional paid-in capital	3,564	3,507
Retained earnings	16,621	16,308
Accumulated other comprehensive earnings	1,731	1,575

Total Stockholders’ Equity	21,956	21,430

Total Liabilities and Stockholders’ Equity	$42,605	$41,117

Common Shares Outstanding	404	404

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

COMPANY OPERATED RIGS

	Quarter Ended
	March 31,
	2012	2011
Number of Company Operated Rigs Running
United States	67	70
Canada	3	5

Total	70	75

KEY OPERATING STATISTICS BY REGION

	Avg. Production	Operated Rigs at	Gross Wells
Quarter Ended March 31, 2012	(MBOED)	March 31, 2012	Drilled
Barnett Shale	229.1	12	95
Canadian Oilsands—Jackfish / Pike	46.1	1	8
Cana-Woodford Shale	45.1	16	44
Granite Wash	18.6	3	16
Gulf Coast / East Texas	65.7	6	11
Lloydminster	38.8	—	49
Permian Basin	56.3	20	63
Rocky Mountains	62.6	4	7
Other	131.3	8	44

Total	693.6	70	337

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

NON-GAAP FINANCIAL MEASURES

The United States Securities and Exchange Commission has adopted disclosure requirements for public companies such as Devon concerning Non-GAAP financial measures. (GAAP refers to generally accepted accounting principles). The company must reconcile the Non-GAAP financial measure to related GAAP information. Cash flow before balance sheet changes is a Non-GAAP financial measure. Devon believes cash flow before balance sheet changes is relevant because it is a measure of cash available to fund the company’s capital expenditures, dividends and to service its debt. Cash flow before balance sheet changes is also used by certain securities analysts as a measure of Devon’s financial results.

RECONCILIATION TO GAAP INFORMATION

	Quarter Ended
	March 31,
(in millions)	2012	2011
Net Cash Provided By Operating Activities (GAAP)	$1,026	$1,260

Changes in assets and liabilities—continuing operations	349	198
Changes in assets and liabilities—discontinued operations	(19)	30

Cash flow before balance sheet changes (Non-GAAP)	$1,356	$1,488

Devon believes that using net debt for the calculation of “net debt to adjusted capitalization” provides a better measure than using debt. Devon defines net debt as debt less cash, cash equivalents and short-term investments. Devon believes that netting these sources of cash against debt provides a clearer picture of the future demands on cash to repay debt.

RECONCILIATION TO GAAP INFORMATION

	March 31,
(in millions)	2012	2011
Total debt (GAAP)	$10,839	$6,803
Adjustments:
Cash and short-term investments	7,110	3,352

Net debt (Non-GAAP)	$3,729	$3,451

Total debt	$10,839	$6,803
Stockholders’ equity	21,956	19,229

Total capitalization (GAAP)	$32,795	$26,032

Net debt	$3,729	$3,451
Stockholders’ equity	21,956	19,229

Adjusted capitalization (Non-GAAP)	$25,685	$22,680